Exhibit 14.1

MPLX LP

POLICY STATEMENT

MPLX LP

CODE of ETHICS

for

SENIOR FINANCIAL OFFICERS

GENERAL PHILOSOPHY

The honesty, integrity and sound judgment of the Senior Financial Officers of our general partner, MPLX GP LLC (the “Company”), are fundamental to our reputation and success. The professional and ethical conduct of the Senior Financial Officers of the Company is essential to the proper functioning and success of MPLX LP (the “Partnership”).

APPLICABILITY

This Code of Ethics shall apply to the Company’s Senior Financial Officers. As used in this Code, “Senior Financial Officers” means the Company’s Chief Executive Officer, Chief Financial Officer, Controller, Treasurer and other persons performing similar functions, and to persons designated as Senior Financial Officers by the Company’s Chief Executive Officer or by the Audit Committee of the Company’s Board of Directors.

STANDARDS OF CONDUCT

To the best of their knowledge and ability, the Senior Financial Officers shall:

a)	act with honesty and integrity, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

b)	provide full, fair, accurate, timely, and understandable disclosure in reports and documents that the Partnership files with, or submits to, the Securities and Exchange Commission (the “Commission”) and in other public communications made by the Partnership;

c)	comply with applicable laws, governmental rules and regulations, including insider trading laws;

d)	promote the prompt internal reporting of potential violations or other concerns related to this Code of Ethics to the Chair of the Audit Committee of the Company’s Board of Directors and to the appropriate person or persons identified in the Marathon Petroleum Corporation Code of Business Conduct, and encourage employees to talk to supervisors, managers or other appropriate personnel when in doubt about the best course of action in a particular situation;

e)	avoid (i) taking personal advantage of opportunities that are discovered through the use of Partnership property, information or position; (ii) using Partnership property, information, or position for personal gain; and (iii) competing with the Partnership;

Effective 10/24/12

MPLX LP

POLICY STATEMENT

f)	respect the confidentiality of information acquired in the course of performing their responsibilities;

g)	endeavor to deal fairly with the Partnership’s customers, suppliers, competitors and employees;

h)	protect the Partnership’s assets and ensure the efficient use of those assets for legitimate business purposes;

i)	maintain the skills necessary and relevant to the Partnership’s needs;

j)	promote, as appropriate, contact with the Marathon Petroleum Corporation Office of Business Integrity and Compliance or the Chair of the Audit Committee of the Company’s Board of Directors for any issues concerning improper accounting or financial reporting of the Partnership without fear of retaliation; and

k)	proactively promote ethical and honest behavior within the Company and the Partnership.

All Senior Financial Officers are expected to adhere to both the Marathon Petroleum Corporation Code of Business Conduct and this Code of Ethics for Senior Financial Officers. Any violation of this Code of Ethics by a Senior Financial Officer will subject such individual to appropriate discipline, up to and including dismissal and prosecution under the law. The Company’s Board of Directors shall have the sole and absolute discretionary authority to approve any deviation or waiver from this Code of Ethics for Senior Financial Officers. Any change in or waiver from, and the grounds for such change or waiver of, this Code of Ethics for Senior Financial Officers shall be promptly disclosed through a filing with the Commission.

Effective 10/24/12

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